CFO Commentary on Third Quarter Fiscal Year 2018 Results

Q3 FY 2018 Summary

GAAP
($ in millions except earnings per share)	Q3 FY18	Q2 FY18	Q3 FY17	Q/Q	Y/Y
Revenue	$2,636	$2,230	$2,004	Up 18%	Up 32%
Gross margin	59.5%	58.4%	59.0%	Up 110 bps	Up 50 bps
Operating expenses	$674	$614	$544	Up 10%	Up 24%
Operating income	$895	$688	$639	Up 30%	Up 40%
Net income	$838	$583	$542	Up 44%	Up 55%
Diluted earnings per share	$1.33	$0.92	$0.83	Up 45%	Up 60%

Non-GAAP
($ in millions except earnings per share)	Q3 FY18	Q2 FY18	Q3 FY17	Q/Q	Y/Y
Revenue	$2,636	$2,230	$2,004	Up 18%	Up 32%
Gross margin	59.7%	58.6%	59.2%	Up 110 bps	Up 50 bps
Operating expenses	$570	$533	$478	Up 7%	Up 19%
Operating income	$1,005	$773	$708	Up 30%	Up 42%
Net income	$833	$638	$570	Up 31%	Up 46%
Diluted earnings per share	$1.33	$1.01	$0.94	Up 32%	Up 41%

Revenue by Reportable Segments
($ in millions)	Q3 FY18	Q2 FY18	Q3 FY17	Q/Q	Y/Y
GPU Business	$2,217	$1,897	$1,697	Up 17%	Up 31%
Tegra Processor Business	419	333	241	Up 26%	Up 74%
Other	--	--	66	--	Down 100%
Total	$2,636	$2,230	$2,004	Up 18%	Up 32%

Revenue by Market Platform
($ in millions)	Q3 FY18	Q2 FY18	Q3 FY17	Q/Q	Y/Y
Gaming	$1,561	$1,186	$1,244	Up 32%	Up 25%
Professional Visualization	239	235	207	Up 2%	Up 15%
Datacenter	501	416	240	Up 20%	Up 109%
Automotive	144	142	127	Up 1%	Up 13%
OEM and IP	191	251	186	Down 24%	Up 3%
Total	$2,636	$2,230	$2,004	Up 18%	Up 32%

Revenue

Third quarter revenue increased 32 percent year over year and 18 percent sequentially to a record $2.64 billion. Growth was driven by GPUs for gaming, datacenter, and professional visualization, as well as Tegra® processors.

GPU business revenue was $2.22 billion, up 31 percent from a year earlier and up 17 percent sequentially, with strength across all platforms, including gaming, datacenter, and professional visualization platforms. Record GeForce GPU gaming revenue of $1.56 billion was led by continued strong adoption of Pascal™-based GeForce® GTX gaming platforms. Datacenter (including Tesla®, NVIDIA GRID™ and DGX™) revenue was a record $501 million, up 109 percent year on year and up 20 percent sequentially, reflecting shipments of our Volta GPU architecture. Datacenter growth was fueled by strong demand by hyperscale and cloud customers for deep learning training and accelerated GPU computing, as well as demand for HPC, DGX AI supercomputing, and GRID virtualization platforms. Professional visualization revenue grew 15 percent year over year and 2 percent sequentially to a record $239 million, led by high-end mobile platforms.

Tegra Processor business revenue, which included gaming development platforms and services, was $419 million, up 74 percent from a year ago and up 26 percent sequentially. Tegra Processor business revenue includes SOC modules for the Nintendo Switch gaming console and development services. Also included was record automotive revenue of $144 million, which was up 13 percent from a year earlier and up 1 percent sequentially, incorporating infotainment modules, production DRIVE PX platforms, and development agreements for self-driving cars.

Revenue from our patent license agreement with Intel concluded in the first quarter of fiscal 2018.

Gross Margin

GAAP gross margin for the third quarter was 59.5 percent and non-GAAP gross margin was 59.7 percent, increasing from the prior year and the previous quarter due to strong growth in datacenter revenue and the mix within our gaming GPUs.

Expenses

GAAP operating expenses were $674 million, including $104 million in stock-based compensation and other charges. Non-GAAP operating expenses were $570 million, up 19 percent from a year earlier and up 7 percent sequentially. This reflects growth in employees and related costs, as well as investments in growth initiatives - including gaming, artificial intelligence, and autonomous driving.

Operating Income

GAAP operating income was $895 million, up 40 percent from a year earlier. Non-GAAP operating income was $1.01 billion, up 42 percent from a year earlier.

Other Income & Expense and Income Tax

GAAP
($ in millions)	Q3 FY18	Q2 FY18	Q3 FY17
Interest income	$17	$15	$14
Interest expense	(15)	(15)	(16)
Other, net	(1)	(4)	(16)
Total	$1	$(4)	$(18)

Non-GAAP
($ in millions)	Q3 FY18	Q2 FY18	Q3 FY17
Interest income	$17	$15	$14
Interest expense	(15)	(14)	(10)
Other, net	--	(1)	(1)
Total	$2	$--	$3

Other income and expense, or OI&E, includes interest earned on cash and investments, interest expense associated with corporate bonds and remaining convertible debt, and other gains and losses. GAAP OI&E includes interest expense primarily associated with corporate bonds and remaining convertible debt, interest income from our investment portfolio, and charges from early conversions of convertible debt. Non-GAAP OI&E excludes the charges from early conversions of convertible debt, the portion of interest expense from the amortization of the debt discount and the gains or losses from sales of certain investments.

The GAAP effective tax rate in the third quarter was 6.5 percent, reflecting the recognition of excess tax benefits related to stock-based compensation. The lower-than-expected tax rate contributed $0.15 to our GAAP earnings per diluted share. We expect to generate variability on a quarter-by-quarter basis from excess tax benefits or deficiencies related to stock-based compensation. The non-GAAP effective tax rate was 17 percent.

Net Income and EPS

Third quarter GAAP net income was a record $838 million and earnings per diluted share were $1.33, up 55 percent and 60 percent, respectively, from a year earlier. Non-GAAP net income was a record $833 million and earnings per diluted share were $1.33, up 46 percent and 41 percent, respectively, from a year earlier, fueled by strong revenue growth and improved gross and operating margins.

Weighted Average Shares

Weighted average shares used in the GAAP and non-GAAP diluted EPS calculations were as follows:

Weighted Average Shares
(in millions)	GAAP	Non-GAAP
Basic shares	603	603
Dilutive impact from:
Equity awards	23	23
Convertible notes	2	--
Diluted shares	628	626

Capital Return

Capital Return
(in millions)	FY13	FY14	FY15	FY16	FY17	YTD FY18
Dividends	$47	$181	$186	$213	$261	$250
Share repurchases:
	$$100	$887	$814	$587	$739	$909
Shares	8	62	44	25	15	6

During the first nine months of fiscal 2018, we returned to shareholders $909 million in share repurchases and $250 million in cash dividends. As a result, we have returned an aggregate of $1.16 billion to shareholders in the first nine months of the fiscal year. We intend to return $1.25 billion to shareholders in fiscal 2018.
Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned $5.18 billion to shareholders. This represents approximately 80 percent of our cumulative free cash flow for fiscal 2013 through the third quarter of fiscal 2018.
For fiscal 2019, we intend to return $1.25 billion to shareholders through ongoing quarterly cash dividends and share repurchases. We announced a 7 percent increase in our quarterly cash dividend to $0.15 per share from $0.14 per share, to be paid with our next quarterly cash dividend on December 15, 2017, to all shareholders of record on November 24, 2017.
Balance Sheet and Cash Flow

Cash, cash equivalents and marketable securities at the end of the third quarter were $6.32 billion, compared with $5.88 billion at the end of the prior quarter. The sequential increase in cash was primarily related to the increase in operating income, as well as strong collections of outstanding accounts receivable.

Accounts receivable at the end of the quarter was $1.17 billion compared with $1.21 billion in the prior quarter. DSO at quarter-end was 40 days, down from 49 days in the prior quarter.

Inventory at the end of the quarter was $857 million, up from $855 million in the prior quarter. DSI at quarter-end was 73 days, down from 84 days in the prior quarter.

Cash flow from operating activities was a record $1.16 billion in the third quarter, up from $705 million in the prior quarter. The sequential increase was primarily due to growth in net income and strong collections of accounts receivable and other changes in working capital.

Free cash flow was $1.09 billion in the third quarter, compared with $650 million in the previous quarter.

Depreciation and amortization expense amounted to $50 million for the third quarter. Capital expenditures were $69 million for the third quarter.

In the fourth quarter of fiscal 2018, we plan to refinance the synthetic lease related to our new Santa Clara campus building and purchase the property for approximately $350 million.

Fourth Quarter of Fiscal 2018 Outlook

Our outlook for the fourth quarter of fiscal 2018 is as follows:

•	Revenue is expected to be $2.65 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 59.7 percent and 60.0 percent, respectively, plus or minus 50 basis points.

•	GAAP and non-GAAP operating expenses are expected to be approximately $722 million and $600 million, respectively.

•	GAAP and non-GAAP other income and expense are both expected to be nominal.

•
GAAP and non-GAAP tax rates are both expected to be 17.5 percent, plus or minus one percent, excluding any discrete items. GAAP discrete items include excess tax benefits or deficiencies related to stock-based compensation, which we expect to generate variability on a quarter by quarter basis.

•	Capital expenditures are expected to be approximately $75 million to $85 million, excluding the planned purchase of the property containing our new Santa Clara campus building.

______________
For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6474	(408) 566-5150
sjankowski@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, legal settlement costs, acquisition-related costs, contributions, restructuring and other charges, gains from non-affiliated investments, interest expense related to amortization of debt discount, loss on early debt conversions, and the associated tax impact of these items, where applicable. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: our expectation to generate variability from excess tax benefits or deficiencies related to stock-based compensation; our intended fiscal 2018 and fiscal 2019 capital return; our next quarterly cash dividend; our planned synthetic lease refinance and property purchase; our financial outlook for the fourth quarter of fiscal 2018; and our tax rates for the fourth quarter of fiscal 2018 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended July 30, 2017. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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© 2017 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Tegra, Tesla, NVIDIA DGX, NVIDIA DRIVE, NVIDIA GRID and Pascal are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 29,	July 30,	October 30,	October 29,	October 30,
	2017	2017	2016	2017	2016

GAAP gross profit	$1,569	$1,302	$1,183	$4,021	$2,760
GAAP gross margin	59.5%	58.4%	59.0%	59.1%	58.3%
Stock-based compensation expense (A)	6	4	3	14	11
Legal settlement costs	—	—	—	—	10
Non-GAAP gross profit	$1,575	$1,306	$1,186	$4,035	$2,781
Non-GAAP gross margin	59.7%	58.6%	59.2%	59.3%	58.7%

GAAP operating expenses	$674	$614	$544	$1,884	$1,559
Stock-based compensation expense (A)	(101)	(77)	(62)	(251)	(166)
Legal settlement costs	—	—	—	—	(6)
Acquisition-related costs (B)	(3)	(4)	(4)	(11)	(12)
Contributions	—	—	—	(2)	(4)
Restructuring and other charges	—	—	—	—	(3)
Non-GAAP operating expenses	$570	$533	$478	$1,620	$1,368

GAAP income from operations	$895	$688	$639	$2,137	$1,201
Total impact of non-GAAP adjustments to income from operations	110	85	69	278	211
Non-GAAP income from operations	$1,005	$773	$708	$2,415	$1,412

GAAP other income (expense)	$1	$(4)	$(18)	$(20)	$(21)
Gains from non-affiliated investments	—	—	—	—	(3)
Interest expense related to amortization of debt discount	—	1	6	3	20
Loss on early debt conversions	1	3	15	19	15
Non-GAAP other income (expense)	$2	$—	$3	$2	$11

GAAP net income	$838	$583	$542	$1,928	$1,012
Total pre-tax impact of non-GAAP adjustments	111	89	90	300	243
Income tax impact of non-GAAP adjustments (C)	(116)	(34)	(62)	(224)	(108)
Non-GAAP net income	$833	$638	$570	$2,004	$1,147

	Three Months Ended			Nine Months Ended
	October 29,	July 30,	October 30,	October 29,	October 30,
	2017	2017	2016	2017	2016
Diluted net income per share
GAAP	$1.33	$0.92	$0.83	$3.05	$1.59
Non-GAAP	$1.33	$1.01	$0.94	$3.20	$1.93

Weighted average shares used in diluted net income per share computation
GAAP	628	633	653	633	636
Anti-dilution impact from note hedge (D)	(2)	(4)	(45)	(7)	(42)
Non-GAAP	626	629	608	626	594

GAAP net cash provided by operating activities	$1,157	$705	$432	$2,144	$951
Purchase of property and equipment and intangible assets	(69)	(55)	(38)	(178)	(125)
Free cash flow	$1,088	$650	$394	$1,966	$826

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Nine Months Ended
	October 29,	July 30,	October 30,	October 29,	October 30,
	2017	2017	2016	2017	2016
Cost of revenue	$6	$4	$3	$14	$11
Research and development	$61	$44	$35	$146	$95
Sales, general and administrative	$40	$33	$27	$105	$71

(B) Consists of amortization of acquisition-related intangible assets and compensation charges.

(C) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

(D) Represents the number of shares that would be delivered upon conversion of the currently outstanding 1.00% Convertible Senior Notes Due 2018. Under GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until actually delivered.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q4 FY2018 Outlook
GAAP gross margin	59.7%
Impact of stock-based compensation expense	0.3%
Non-GAAP gross margin	60.0%

Q4 FY2018 Outlook
(In millions)
GAAP operating expenses	$722
Stock-based compensation expense, acquisition-related costs, and other costs	(122)
Non-GAAP operating expenses	$600